Exhibit 99.1

Vanda Announces FDA Approval of the Fanapt® Supplemental New Drug Application for Maintenance Treatment of Schizophrenia in Adults

WASHINGTON, May 26, 2016 /PRNewswire/ -- Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA) today announced that the U.S. Food and Drug Administration (FDA) has approved Vanda’s supplemental New Drug Application (sNDA) for Fanapt®, modifying and expanding the prescribing information (PI) to describe the effectiveness of Fanapt® as a maintenance treatment for schizophrenia in adults. FDA approval was based on the results of the REPRIEVE (Relapse prevention study in patients with schizophrenia) placebo-controlled clinical study which evaluated the long-term maintenance of efficacy and safety of Fanapt®. The study data submitted in the sNDA came from the REPRIEVE study in which Vanda previously reported 79.6% of patients treated with Fanapt® remained relapse free compared to 36.6% for placebo-treated patients.

The new approved PI now includes placebo-controlled, long-term study data in which Fanapt® was effective in delaying time to relapse in patients with schizophrenia who were stabilized on Fanapt® up to 24 mg/day along with updating the safety section to reflect the larger clinical trial database. Figure 1 from the PI, included below in this press release, contains a Kaplan Meier graph estimating the percent relapse/impending relapse for Fanapt® versus placebo.

The FDA is also currently reviewing Vanda’s application for three years marketing exclusivity based upon the REPRIEVE study submission and subsequent PI changes and expansion now approved in the sNDA.

REPRIEVE Study Results Summary

The REPRIEVE study was a randomized, double-blind, placebo-controlled study to evaluate prevention of relapse in adult patients with schizophrenia receiving either flexible dose Fanapt® or placebo. Study subjects were adults with schizophrenia titrated up to 12 mg/day given as 6 mg BID (twice daily) with open-label Fanapt® and then stabilized for a further 14 to 24 weeks with a flexible dose Fanapt® regimen (range between 8 and 24 mg/day daily dose given BID) as per investigator judgment. Subjects who remained clinically stable for at least 12 weeks entered the “Relapse Prevention” phase and were randomized 1:1 to either continue on the same flexible dose regimen of Fanapt® or to withdraw from Fanapt® to matched placebo in a double-blinded fashion. Subjects were followed for up to 26 weeks and were withdrawn upon showing signs of relapse or impending relapse. A predefined unblinded interim analysis was conducted after 68 relapse or impending relapse events were observed. The primary outcome was time-to-relapse or impending relapse using the interim analysis population.

Of the 587 patients entering the “Stabilization” phase, 195 (33%) met the criteria for the double-blind Relapse Prevention phase, with 99 subjects randomized to continue with Fanapt® and 96 to switch to placebo. The study was stopped early after 68 events were observed and confirmed the hypothesis that Fanapt® was more effective than placebo in relapse preventions (log rank test: P < .0001), with a Cox regression hazard ratio estimate of 4.7 (95% confidence interval: 2.7-8.3) favoring Fanapt®. The percentage of Fanapt® patients remaining relapse free at the end of the double-blind Relapse Prevention phase was of 79.6% (the Kaplan-Meier estimate (KM estimate)) compared to 36.6% for placebo-treated patients. The mean time to relapse based on KM estimates was 71 days for placebo and 139 days for Fanapt® subjects. The most common adverse events (AEs) (>= 5%) suspected to be related to Fanapt® in the stabilization phase were dizziness, sleepiness and dry mouth. There were no Fanapt® AEs with a frequency >2% and higher than placebo in the double-blind Relapse Prevention phase.

Figure 1:	Kaplan Meier Estimation of Percent Relapse/Impending Relapse for iloperidone (Ilo) and placebo (Pbo)

About Vanda Pharmaceuticals Inc.

Vanda is a specialty pharmaceutical company focused on the development and commercialization of novel therapies to address high unmet medical needs and improve the lives of patients. For more on Vanda, please visit www.vandapharma.com.

About Fanapt®

Fanapt® is an atypical antipsychotic agent indicated for the treatment of schizophrenia in adults. In choosing among treatments, prescribers should consider the ability of Fanapt® to prolong the QT interval and the use of other drugs first. Prescribers should also consider the need to titrate Fanapt® slowly to avoid orthostatic hypotension, which may lead to delayed effectiveness compared to some other drugs that do not require similar titration.

IMPORTANT WARNINGS and PRECAUTIONS: increased mortality in elderly patients with dementia-related psychosis; QT prolongation; neuroleptic malignant syndrome; tardive dyskinesia; hyperglycemia and diabetes mellitus; weight gain; seizures; orthostatic hypotension and syncope; leukopenia, neutropenia and agranulocytosis; hyperprolactinemia; body temperature regulation; dysphagia; suicide; priapism; potential for cognitive and motor impairment.

COMMONLY OBSERVED ADVERSE REACTIONS of FANAPT® (>=5% and 2x placebo): dizziness, dry mouth, fatigue, nasal congestion, orthostatic hypotension, somnolence, tachycardia, and weight increased.

For full U.S. Prescribing Information, including Boxed Warnings and Important Safety Information, visit our website at www.fanapt.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, Vanda’s assumptions regarding its ability to continue to grow its business in the U.S., Vanda’s ability to successfully commercialize HETLIOZ® in Europe, Vanda’s ability to continue commercialize Fanapt® in the U.S. and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly report on Form 10-Q for the quarter ended March 31, 2016, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

Media Contact:

Alexandra Peterson

Senior Vice President, Health Practice Leader

Makovsky

(212) 508-9709

apeterson@makovsky.com

SOURCE Vanda Pharmaceuticals Inc.